Exhibit 3.2

NINTH AMENDED AND RESTATED

BYLAWS

OF

INTERCONTINENTAL EXCHANGE, INC.

Adopted effective August 22, 2022

NINTH AMENDED AND RESTATED BYLAWS

OF

INTERCONTINENTAL EXCHANGE, INC.

ARTICLE I - OFFICES

1.1 The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, State of Delaware.

1.2 The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II - MEETINGS OF STOCKHOLDERS

2.1 All meetings of the stockholders shall be held at such place either within or without the State of Delaware or may not be held at any place, but may instead be held solely by means of remote communication, in each case as may be designated by the Board of Directors from time to time and stated in the notice of meeting.

2.2 Annual meetings of stockholders shall be held at such date and time as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which they shall elect the Board of Directors in the manner provided for in Section 2.10 of these bylaws and transact such other business as may properly be brought before the meeting.

2.3 Notice of the annual meeting stating the place, if any, date and hour of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given to each stockholder entitled to vote at such meeting not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise provided by applicable law or the certificate of incorporation. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

2.4 The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at the option of the Corporation, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.5 Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called at any time by the Board of Directors, the Chair of the Board, if any, or the Chief Executive Officer, or the secretary of the Corporation (the “Secretary”) upon the receipt by the Secretary by e-mail (with confirmation of receipt) or by registered mail addressed to the Secretary at the principal executive offices of the Corporation (“Acceptable Delivery Method”) of a written request (a “Special Meeting Request”) by one or more stockholders of record holding as of the date of the Secretary’s receipt of the Special Meeting Request shares of the Corporation’s common stock representing in the aggregate at least 20% (the “Special Meeting Requisite Percentage”) of the shares of the Corporation’s common stock outstanding at such time that would be entitled to vote at the meeting as determined under Section A.1 of Article V of the certificate of incorporation; provided that a special meeting of stockholders requested by a Requesting Stockholder (a “Stockholder Requested Special Meeting”) shall be called by the Secretary only if (i) such Requesting Stockholder complies with this Section 2.5, Section E of Article VI of the certificate of incorporation, and applicable law; (ii) such Requesting Stockholder continues to own the Special Meeting Requisite Percentage at all times between the date of the Special Meeting Request and the Stockholder Requested Special Meeting; and (iii) the Special Meeting Request complies with this Section 2.5. The date of any Stockholder Requested Special Meeting shall be no later than 90 days after the date that a Special Meeting Request that satisfies the requirements of this Section 2.5 is received by the Secretary (or, in the case of any litigation related to the validity of the Special Meeting Request, 90 days after the final, non-appealable resolution of such litigation).

(a) To be in proper form, a Special Meeting Request shall:

(i) bear the signature and the date of signature of the Requesting Stockholder and (A) in the case of any Requesting Stockholder that is a stockholder of record, set forth the name and address of such Requesting Stockholder as they appear in the Corporation’s books and (B) in the case of any Requesting Stockholder that is a beneficial owner, set forth the name and the valid and current address of such Requesting Stockholder;

(ii) set forth a statement of the specific purpose or purposes of such Requesting Stockholder and the matters proposed to be acted on at such Stockholder Requested Special Meeting;

(iii) set forth the calculation of such Requesting Stockholder’s shares of capital stock of the Corporation, including the number of shares owned beneficially and of record and disclosure of any short interests, derivative instruments, voting agreements or arrangements or other arrangements that impact the calculation thereof;

(iv) include an agreement by such Requesting Stockholder to notify the Corporation immediately in the case of any reduction prior to the record date for the Stockholder Requested Special Meeting of any shares of capital stock owned beneficially or of record by such Requesting Stockholder and an acknowledgement by such Requesting Stockholder that any such reduction shall be deemed a revocation of such Special Meeting Request to the extent of such reduction, such that the number of shares so reduced shall not be included in determining whether the Special Meeting Requisite Percentage has been reached and maintained; and

(v) include documentary evidence that such Requesting Stockholder own beneficially in the aggregate not less than the Special Meeting Requisite Percentage as of the date of such Special Meeting Request.

(b) Any Requesting Stockholder may revoke his, her or its Special Meeting Request at any time prior to the commencement of the applicable Stockholder Requested Special Meeting by revocation received by the Secretary in accordance with an Acceptable Delivery Method. If, following such revocation at any time before the commencement of such Stockholder Requested Special Meeting (including any revocation resulting from a reduction of shares), the unrevoked valid Special Meeting Requests represent in the aggregate less than the Special Meeting Requisite Percentage, the Board of Directors (or any person to whom the Board of Directors has expressly delegated authority for such purpose), in its discretion, may cancel the Stockholder Requested Special Meeting. The first date on which valid Special Meeting Requests constituting not less than the Special Meeting Requisite Percentage shall have been received by the Corporation is referred to herein as the “Special Meeting Request Receipt Date”.

(c) The Corporation will provide each Requesting Stockholder with notice of the record date for the determination of stockholders entitled to vote at the Stockholder Requested Special Meeting. Each Requesting Stockholder shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct (i) as of the record date for the Stockholder Requested Special Meeting and (ii) as of the date of the Stockholder Requested Special Meeting (or any adjournment, recess or postponement thereof), and such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five business days after the record date for such Stockholder Requested Special Meeting (in the case of an update required to be made as of the record date) and not later than the date for such Stockholder Requested Special Meeting (in the case of an update required to be made as of the date of such Stockholder Requested Special Meeting or any adjournment, recess or postponement thereof). If, pursuant to such update, the unrevoked valid Special Meeting Requests represent in the aggregate less than the Special Meeting Requisite Percentage, the Board of Directors (or any person to whom the Board of Directors has expressly delegated authority for such purpose), in its discretion, may cancel the Stockholder Requested Special Meeting.

(d) In determining whether a Stockholder Requested Special Meeting has been requested by the record holders of shares representing in the aggregate at least the Special Meeting Requisite Percentage, multiple Special Meeting Requests received by the Secretary will be considered together only if each such Special Meeting Requests (i) identify identical or substantially similar items to be acted on at the Stockholder Requested Special Meeting as determined in good faith by the Board of Directors (or any person to whom the Board of

Directors has expressly delegated authority for such purpose) (“Special Meeting Similar Items”) and (ii) have been dated and received by the Secretary within 60 days of the earliest date of such Special Meeting Requests. If the record holder is not the signatory to the Special Meeting Request, such Special Meeting Request will not be valid unless documentary evidence is supplied to the Secretary at the time of delivery of such Special Meeting Request of such signatory’s authority to execute the Special Meeting Request on behalf of the record holder.

(e) Notwithstanding anything to the contrary, the Corporation shall not be required to convene a Stockholder Requested Special Meeting if:

(i) the demand for such special meeting does not comply with this Section 2.5;

(ii) the request relates to an item of business that is not a proper subject for action by a Requesting Stockholder under applicable law, rule or regulation;

(iii) the request was made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law;

(iv) the Special Meeting Request Receipt Date is during the period commencing 90 days prior to the first anniversary of the date of the preceding annual meeting of stockholders and ending on the date that is 30 days after the next annual meeting of stockholders;

(v) the item specified in the Special Meeting Request is not the election of directors and a Special Meeting Similar Item was presented at any meeting of stockholders held within 12 months prior to the Special Meeting Request Receipt Date;

(vi) a Special Meeting Similar Item consisting of the election or removal of directors was presented at any meeting of stockholders held not more than 90 days before the Special Meeting Request Receipt Date (and, for purposes of this clause, the election or removal of directors shall be deemed a “Special Meeting Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors); or

(vii) a Special Meeting Similar Item is included in the Corporation’s notice as an item of business to be brought before a meeting of stockholders that is called for a date within 90 days after the Special Meeting Request Receipt Date.

(f) Business transacted at any Stockholder Requested Special Meeting shall be limited to (i) the purpose(s) stated in any valid Special Meeting Request received from the Requesting Stockholders and (ii) any additional matters that the Board of Directors determines to include in the Corporation’s notice of the Stockholder Requested Special Meeting. If none of the Requesting Stockholders who submitted the Special Meeting Request appears or sends a qualified representative to present the matters to be presented for consideration that were specified in the Special Meeting Request, the Corporation need not present such matters for a vote at such Stockholder Requested Special Meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(g) Compliance by a Requesting Stockholder with the requirements of this Section 2.5 shall be determined in good faith by the Board of Directors (or, to the extent expressly provided in this Section 2.5, any person to whom the Board of Directors has expressly delegated authority for such purpose).

2.6 Notice of a special meeting stating the place, if any, date and hour of the meeting and the purpose or purposes for which the meeting is called, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given by the Corporation not fewer than ten (10) nor more than sixty (60) days before the date of the meeting, unless otherwise provided by applicable law or the certificate of incorporation, to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.

2.7 Section B of Article IX of the certificate of incorporation sets forth the requirements for establishing a quorum at meetings of stockholders of the Corporation. In the absence of a quorum of the holders of any class of stock entitled to vote on a matter, the meeting of such class may be adjourned from time to time in the manner provided by Sections 2.8 and 2.9 of these bylaws until a quorum of such class shall be so present or represented.

2.8 Any meeting of stockholders, annual or special, may be adjourned from time to time as provided in Section 2.9 of these bylaws, to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting in conformity with the requirements of these bylaws.

2.9 Meetings of stockholders shall be presided over by the Chair of the Board, if any, or in the absence of the Chair of the Board by the lead independent director, if any, or in the absence of the lead independent director by the Chief Executive Officer, or in the absence of the Chief Executive Officer by a Vice President, or in the absence of the foregoing persons by a Chair designated by the Board of Directors, or in the absence of such designation by a Chair chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as Secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the Chair of the meeting may appoint any person to act as Secretary of the meeting.

The order of business at each such meeting shall be as determined by the Chair of the meeting. The Chair of the meeting shall have the right, power and authority to adjourn a meeting of stockholders for a reasonable period of time to another place, if any, date and time, and to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting and are not inconsistent with any rules, regulations or procedures adopted by the Board of Directors pursuant to the provisions of the certificate of incorporation, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls for each item upon which a vote is to be taken.

2.10 When a quorum is present at any meeting of stockholders:

(a) A nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which either (i) (x) the Secretary of the Corporation receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for director set forth in Section 2.13(b) of these bylaws or otherwise becomes aware that a stockholder has nominated a person for election to the Board of Directors and (y) such nomination has not been withdrawn by such stockholder on or prior to the third business day next preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders or (ii) the number of nominees for election to the Board of Directors at such meeting exceeds the number of directors to be elected. Abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” a director’s election. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote “against” a nominee.

(b) Any other business other than the election of directors brought before the meeting shall be decided by the vote of the holders of a majority of the votes cast affirmatively and negatively on the question, unless the question is one upon which by express provision of the statutes, of the certificate of incorporation or these bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. Abstentions and broker non-votes shall not be counted as votes cast either affirmatively or negatively on any question. Where a separate vote by class or classes is required, the vote of the holders of a majority of votes cast affirmatively and negatively on the question (or, in the case of an election of directors, the vote required in accordance with Section 2.10(a) of these bylaws) shall be the act of such class or classes, except as otherwise provided by law or by the certificate of incorporation or these bylaws.

2.11 Unless otherwise provided in the certificate of incorporation or applicable law, each stockholder shall at any meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power upon the matter in question held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder in writing or by transmission permitted by law and filed in accordance with the procedures established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Voting at meetings of stockholders need not be by written ballot unless so directed by the Chair of the meeting or the Board of Directors.

2.12 Prior to any meeting of stockholders, the Board of Directors or the Chief Executive Officer or any other officer designated by the Board shall appoint one or more inspectors to act at such meeting and make a written report thereof and may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at the meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons to assist them in the performance of their duties. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxy or vote, nor any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls. In determining the validity and counting of proxies and ballots, the inspectors shall be limited to an examination of the proxies, any envelopes submitted therewith, any information provided by a stockholder who submits a proxy by telegram, cablegram or other electronic transmission from which it can be determined that the proxy was authorized by the stockholder, ballots and the regular books and records of the Corporation; and they may also consider other reliable information for the limited purpose of reconciling proxies and ballots submitted by or on behalf of banks, brokers, their nominees or similar persons that represent more votes than the holder of a proxy is authorized by the record owner to cast or more votes than the stockholder holds of record. If the inspectors consider other reliable information for such purpose, they shall, at the time they make their certification, specify the precise information considered by them, including the person or persons from whom they obtained the information, when the information was obtained, the means by which the information was obtained and the basis for the inspectors’ belief that such information is accurate and reliable.

2.13 (a) The matters to be considered and brought before any annual or special meeting of stockholders of the Corporation shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in this Section 2.13.

(b) For any matter to be properly brought before any annual meeting of stockholders, the matter must be (i) specified in the notice of annual meeting given by or at the direction of the Board of Directors, including nominations made pursuant to Section 2.15, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors or (iii) brought before the annual meeting in the manner specified in this Section 2.13(b) by a person who either (x) is a stockholder of record entitled to vote at the annual meeting on such matter (including any election of a director) or (y) is a person (a “Nominee Holder”) that beneficially owns stock of the Corporation through a nominee or other holder of record and provides the Corporation with proof of such beneficial ownership, including the entitlement to vote such stock on such matter. Stockholders and Nominee Holders who bring matters before the annual meeting pursuant to Section 2.13(b)(iii) are hereinafter referred to as “Proponents”. In addition to any other requirements under applicable law, the certificate of incorporation and these bylaws, and other than nominations pursuant to Section 2.15, which shall comply with the requirements of such

Section, including the timing requirements for delivery of notice, persons nominated by Proponents for election as directors of the Corporation and any other proposals by Proponents shall be properly brought before an annual meeting of stockholders only if notice of any such matter to be presented by a Proponent at such meeting (a “Stockholder Notice”) shall be delivered to the Secretary at the principal executive office of the Corporation not less than ninety (90) nor more than one hundred and twenty (120) days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences thirty (30) days before and ends thirty (30) days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), such Stockholder Notice shall be given in the manner provided herein by the later of (i) the close of business on the date ninety (90) days prior to such Other Meeting Date or (ii) the close of business on the tenth day following the date on which such Other Meeting Date is first publicly announced or disclosed. Any Proponent desiring to nominate any person or persons (as the case may be) for election as a director or directors of the Corporation at an annual meeting of stockholders shall deliver, as part of such Stockholder Notice, a statement in writing setting forth the name of the person or persons to be nominated, the number and class of all shares of each class of stock of the Corporation owned of record and beneficially by each such person, as reported to such Proponent by such person, the information regarding each such person required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission, as amended from time to time, each such person’s signed consent to serve as a director of the Corporation if elected, a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would stand for re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Governance Principles, such Proponent’s name and address and, in the case of a Nominee Holder, evidence establishing such Nominee Holder’s beneficial ownership of stock and entitlement to vote such stock for the election of directors at the annual meeting. Any Proponent who gives a Stockholder Notice of any matter (other than a nomination for director) proposed to be brought before an annual meeting of stockholders shall deliver, as part of such Stockholder Notice, the text of the proposal to be presented and a brief written statement of the reasons why such Proponent favors the proposal and setting forth such Proponent’s name and address, any material interest of such Proponent in the matter proposed (other than as a stockholder or beneficial owner of stock), if applicable, and, in the case of a Nominee Holder, evidence establishing such Nominee Holder’s beneficial ownership of stock and entitlement to vote such stock on the matter proposed at the annual meeting. In addition to any other requirements under applicable law, the certificate of incorporation and these bylaws, any Stockholder Notice delivered under this Section 2.13(b), whether such Stockholder Notice is delivered in connection with a nomination for election as director of the Corporation or any other matter (other than a nomination for director) proposed to be brought before a meeting of stockholders, must set forth (i) the number and class of all shares of each class of stock of the Corporation that are, directly or indirectly, owned of record and beneficially by such Proponent or any Associated Person of such Proponent, (ii) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly beneficially owned by such Proponent or by any such Associated Person, (iii) any other direct or indirect opportunity held or beneficially owned by such Proponent or by any such Associated Person, to profit or share in any profit derived from any increase or decrease in the value of shares of any class of stock of the Corporation, (iv) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Proponent or any such Associated Person has a right to vote any shares of any security of the Corporation, (v) any short interest in any security of the Corporation held or beneficially owned by such Proponent or by any such Associated Person, (vi) any right to dividends on the shares of any class of stock of the Corporation beneficially owned by such Proponent or by any such Associated Person, which right is separated or separable from the underlying shares, (vii) any proportionate interest in shares of any class of stock of the Corporation or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such Proponent or such Associated Person is a general partner or with respect to which such Proponent or such Associated Person, directly or indirectly, beneficially owns an interest in a general partner, and (viii) any performance-related fees (other than an asset-based fee) to which such Proponent or such Associated Person is entitled based on any increase or decrease in the value of shares of any class of stock of the Corporation or Derivative Instruments, if any, in each case with respect to the information required to be included in the notice pursuant to (i) through (viii) above, as of the date of such Stockholder Notice (which information shall be supplemented by such Proponent not later than 10 days after the record date for the meeting to disclose such beneficial ownership, interest, or arrangement as of the record date). As used in these bylaws, (i) an “Associated Person” with respect to any Proponent shall mean (w) any person controlling, directly or indirectly, or acting in concert with, such Proponent, (x) any beneficial owner of shares of stock of the Corporation on whose behalf such Proponent is delivering a Stockholder Notice, (y) any member of such Proponent’s immediate family sharing the same household, and (z) any person controlling, controlled by, or under common control with any person described in the foregoing subsections (w), (x), or (y) of this sentence, and (ii) a person shall be deemed to have a “short interest” in a security if such person, directly or indirectly, through a contract, arrangement, understanding, relationship, or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security. As used in these bylaws, shares “beneficially owned” shall mean all shares that such person is deemed to beneficially own pursuant to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”). If a Proponent is entitled to vote only for a specific class or category of directors at a meeting (annual or special), such Proponent’s right to nominate one or more individuals for election as a director at the meeting shall be limited to such class or category of directors.

Notwithstanding any provision of this Section 2.13 to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation at the next annual meeting of stockholders is increased by virtue of an increase in the size of the Board of Directors and either all of the nominees for director at the next annual meeting of stockholders or the size of the increased Board of Directors is not publicly announced or disclosed by the Corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a Stockholder Notice shall also be considered timely hereunder, but only with respect to nominees to stand for election at the next annual meeting as the result of any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the tenth day following the first day on which all such nominees or the size of the increased Board of Directors shall have been publicly announced or disclosed.

(c) Except as provided in the immediately following sentence, no matter shall be properly brought before a special meeting of stockholders unless such matter shall have been brought before the meeting pursuant to the Corporation’s notice of such meeting. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any stockholder entitled to vote for the election of such director(s) at such meeting may nominate a person or persons (as the case may be) for election to such position(s) as are specified in the Corporation’s notice of such meeting, but only if the Stockholder Notice required by Section 2.13(b) hereof shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the tenth day following the first day on which the date of the special meeting and either the names of all nominees proposed by the Board of Directors to be elected at such meeting or the number of directors to be elected shall have been publicly announced or disclosed.

(d) For purposes of this Section 2.13 and Section 2.15, a matter shall be deemed to have been “publicly announced or disclosed” if such matter is disclosed in a press release reported by the Dow Jones News Service, the Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(e) In no event shall the adjournment of an annual meeting or a special meeting, or any announcement thereof, commence a new period for the giving of notice as provided in this Section 2.13. This Section 2.13 shall not apply to (i) any stockholder proposal that is made pursuant to Rule 14a-8 under the Exchange Act or (ii) any nomination of a director in an election in which only the holders of one or more series of Preferred Stock of the Corporation issued pursuant to Article IV of the certificate of incorporation (“Preferred Stock”) are entitled to vote (unless otherwise provided in the terms of such stock).

(f) The Chair of any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to determine whether notice of nominees and other matters proposed to be brought before a meeting has been duly given in the manner provided in this Section 2.13 and, if not so given, shall direct and declare at the meeting that such nominees and other matters shall not be considered.

2.14 In order that the Corporation may determine the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to the time for such other action as described above. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of, or to vote at, a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of, or to vote at, a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

2.15 (a) Subject to the provisions of this Section 2.15, if expressly requested in the relevant Nomination Notice (as defined below), the Corporation shall include in its proxy statement for any annual meeting of stockholders:

(i) the names of any person or persons nominated for election (each, a “Nominee”), which shall also be included on the Corporation’s form of proxy and ballot, by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in this Section 2.15 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

(ii) disclosure about each Nominee and the Nominating Stockholder required under the rules of the Securities and Exchange Commission or other applicable law to be included in the proxy statement;

(iii) any statement in support of the Nominee’s (or Nominees’, as applicable) election to the Board of Directors included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement (subject, without limitation, to Section 2.15(e)(ii)), provided that such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9 (the “Statement”); and

(iv) any other information that the Corporation or the Board of Directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee(s), including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section.

For purposes of this Section 2.15, any determination to be made by the Board of Directors may be made by the Board of Directors, a committee of the Board of Directors or any officer of the Corporation designated by the Board of Directors or a committee of the Board of Directors and any such determination shall be final and binding on the Corporation, any Eligible Holder, any Nominating Stockholder, any Nominee and any other person so long as made in good faith (without any further requirements). The chair of any annual meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the annual meeting, shall have the power and duty to determine whether a Nominee has been nominated in accordance with the requirements of this Section 2.15 and, if not so nominated, shall direct and declare at the annual meeting that such Nominee shall not be considered.

(b) Maximum Number of Nominees.

(i) The Corporation shall not be required to include in the proxy statement for an annual meeting of stockholders more Nominees than that number of directors constituting 20% of the total number of directors of the Corporation on the last day on which a Nomination Notice may be submitted pursuant to this Section 2.15 (rounded down to the nearest whole number, but not less than two) (the “Maximum Number”). The Maximum Number for a particular annual meeting shall be reduced by: (1) the number of Nominees that are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting and (2) the number of incumbent directors who had been Nominees with respect to the preceding annual meeting of stockholders and whose reelection at the upcoming annual meeting is being recommended by the Board of Directors. In the event that one or more vacancies for any reason occurs on the Board of Directors after the deadline for submitting a Nomination Notice as set forth in Section 2.15(d) below but before the date of the annual meeting, and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(ii) If the number of Nominees pursuant to this Section 2.15 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 2.15(d), a Nominating Stockholder ceases to satisfy the eligibility requirements in this Section 2.15 as determined by the Board of Directors, or withdraws its nomination or a Nominee ceases to satisfy the eligibility requirements in this Section 2.15, as determined by the Board of Directors, or becomes unwilling or unable to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation: (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.

(c) Eligibility of Nominating Stockholder.

(i) An “Eligible Holder” is a person who has either (1) been a record holder of the shares of the Corporation’s common stock used to satisfy the eligibility requirements in this Section 2.15(c) continuously for the three-year period specified in subsection (ii) below or (2) provides to the Secretary of the Corporation, within the time period referred to in Section 2.15(d), evidence of continuous ownership of such shares for such three-year period from one or more securities intermediaries in a form that the Board of Directors determines would be deemed acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule). Notwithstanding the foregoing, any otherwise Eligible Holder (including each fund and/or beneficial owner whose stock ownership has been counted for the purposes of qualifying as an Eligible Holder) whose Nominee has been elected as a director at an annual meeting will not be eligible to nominate or participate in the nomination of a Nominee for the following two annual meetings other than the nomination of such previously elected Nominee.

(ii) An Eligible Holder or group of up to 20 Eligible Holders may submit a nomination in accordance with this Section 2.15 only if the person or group (in the aggregate) has continuously owned at least the Minimum Number (as defined below) of shares of the Corporation’s common stock throughout the three-year period preceding and including the date of submission of the Nomination Notice, and continues to own at least the Minimum Number of such shares through the date of the annual meeting. For purposes of qualifying as an Eligible Holder and satisfying the “ownership” requirements of this Section 2.15, two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one stockholder or beneficial owner. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 2.15, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

(iii) The “Minimum Number” means 3% calculated as of the most recent date for which the total number of outstanding shares of common stock of the Corporation is given in any filing by the Corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice.

(iv) For purposes of this Section 2.15, an Eligible Holder “owns” only those outstanding shares of the Corporation as to which the Eligible Holder possesses both:

(A) the full voting and investment rights pertaining to the shares; and

(B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares: (1) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares provided that the Eligible Holder has the power to recall such loaned shares on five business days’ notice and has recalled such shares as of the record date with respect to such annual meeting. The terms “owned,” “owning,” “ownership” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(v) No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(d) Nomination Notice. To nominate a Nominee, the Nominating Stockholder must, no earlier than the close of business 150 calendar days and no later than the close of business 120 calendar days before the anniversary of the date that the Corporation mailed its proxy statement for the prior year’s annual meeting of stockholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Nomination Notice”); provided, however, that if (and only if) the annual meeting occurs on an Other Meeting Date (as defined in Section 2.13), the Nomination Notice shall be given in the manner provided in this Section 2.15(d) by the later of the close of business on the date that is 120 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(i) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the Securities and Exchange Commission by the Nominating Stockholder as applicable, in accordance with the applicable rules;

(ii) A written notice, in a form deemed satisfactory by the Board of Directors, of the nomination of such Nominee that includes the following additional information, agreements, representations and warranties by the Nominating Stockholder (including, in the case of a group, each group member):

(A) the information required with respect to the nomination of directors pursuant to Section 2.13 of these Bylaws;

(B) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

(C) a representation and warranty that the Nominating Stockholder did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation;

(D) a representation and warranty that the Nominee’s candidacy or, if elected, membership on the Board of Directors would not violate applicable state or federal law or the rules of the principal national securities exchange on which the Corporation’s securities are traded;

(E) a representation and warranty that the Nominee:

(1) does not have any direct or indirect relationship with the Corporation that will cause the Nominee to be deemed not independent pursuant to the Corporation’s Independence Policy of the Board of Directors as most recently published on its website and otherwise qualifies as independent under the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded;

(2) meets the audit committee independence requirements under the rules of the principal national securities exchange on which the Corporation’s shares of common stock are traded;

(3) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule);

(4) is an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision); and

(5) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933 or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee;

(F) a representation and warranty that the Nominating Stockholder satisfies the eligibility requirements set forth in Section 2.15(c) and has provided evidence of ownership to the extent required by Section 2.15(c)(i);

(G) a representation and warranty that the Nominating Stockholder intends to continue to satisfy the eligibility requirements described in Section 2.15(c) through the date of the annual meeting;

(H) a representation and warranty that the Nominating Stockholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Rule 14a-l(l)(2)(iv)) (or any successor rules) under the Exchange Act in support of the election of any individual as a director at the applicable annual meeting, other than its Nominee(s) or any nominee of the Board of Directors;

(I) a representation and warranty that the Nominating Stockholder will not use any proxy card other than the Corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

(J) if desired, the Statement; and

(K) in the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

(iii) An executed agreement, in a form deemed satisfactory by the Board of Directors, pursuant to which the Nominating Stockholder (including each group member) agrees:

(A) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election of a Nominee;

(B) to file any written solicitation or other communication with the Corporation’s stockholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the Securities and Exchange Commission, regardless of whether any such filing is required under any rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(C) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder or any of its Nominees with the Corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(D) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder or any of its Nominees to comply with, or any breach or alleged breach of, its respective obligations, agreements or representations under this Section 2.15; and

(E) in the event that (1) any information included in the Nomination Notice or any other communication by the Nominating Stockholder (including with respect to any group member) with the Corporation, its stockholders or any other person in connection with the nomination or election of a Nominee ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading) or (2) the Nominating Stockholder (including any group member) has failed to continue to satisfy the eligibility requirements described in Section 2.15(c), to promptly (and in any event within 48 hours of discovering such misstatement, omission or failure) notify the Corporation and any other recipient of such communication of (1) the misstatement or omission in such previously provided information and of the information that is required to correct the misstatement or omission or (2) of such failure; and

(iv) An executed agreement, in a form deemed satisfactory by the Board of Directors, by the Nominee:

(A) to provide to the Corporation such other information and certifications, including completion of the Corporation’s director questionnaire, as it may reasonably request;

(B) that the Nominee has read and agrees, if elected, to serve as a member of the Board of Directors, to adhere to the Corporation’s Corporate Governance Guidelines and Global Code of Business Conduct and any other Corporation policies and guidelines applicable to directors; and

(C) that the Nominee is not and will not become a party to (i) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director of the Corporation that has not been disclosed to the Corporation, (ii) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the Corporation or (iii) any Voting Commitment that could reasonably be expected to limit or interfere with the Nominee’s ability to comply, if elected as a director of the Corporation, with its fiduciary duties under applicable law.

The information and documents required by this Section 2.15(d) to be provided by the Nominating Stockholder shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all of the information and documents referred to in this Section 2.15(d) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(e) Exceptions.

(i) Notwithstanding anything to the contrary contained in this Section 2.15, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including the Statement) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

(A) the Corporation receives a notice, whether or not subsequently withdrawn, pursuant to Section 2.13 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting;

(B) the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of stockholders to present the nomination submitted pursuant to this Section 2.15 or the Nominating Stockholder withdraws its nomination;

(C) the Board of Directors determines that such Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with the Corporation’s bylaws or certificate of incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of the principal national securities exchange on which the Corporation’s securities are traded;

(D) the Nominee was nominated for election to the Board of Directors pursuant to this Section 2.15 at one of the Corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 20% of the shares of common stock entitled to vote for such Nominee;

(E) the Nominee (1) has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or (2) is a U.S. Disqualified Person, as defined in the certificate of incorporation; or

(F) the Corporation is notified, or the Board of Directors determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 2.15(c), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statements made not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 2.15;

(ii) Notwithstanding anything to the contrary contained in this Section 2.15, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee(s) included in the Nomination Notice, if the Board of Directors determines that:

(A) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading;

(B) such information directly or indirectly impugns the character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or

(C) the inclusion of such information in the proxy statement would otherwise violate the federal proxy rules or any other applicable law, rule or regulation.

The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

ARTICLE III - DIRECTORS

3.1 Subject to the immediately following sentence, the number of directors shall be determined exclusively by the Board of Directors from time to time pursuant to a resolution adopted by a majority of the directors then in office. If the holders of any class or classes of stock or series thereof are entitled as such by the certificate of incorporation to elect one or more directors, the preceding sentence shall not apply to such directors and the number of such directors shall be as provided in the terms of such stock and pursuant to the resolution or resolutions authorizing or fixing the terms of such stock. Each director shall be elected by the stockholders at their annual meeting. Each director shall hold office until the next election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any director may resign at any time upon written notice or by electronic transmission given to the Board of Directors or to the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein, no acceptance of such resignation shall be necessary to make it effective. Directors need not be stockholders.

3.2 Any vacancies resulting from death, resignation, disqualification, removal or other cause, and newly created directorships resulting from any increase in the authorized number of directors or from any other cause, may be filled by, and only by, directors then in office, even if less than a quorum, or by the sole remaining director. Whenever the holders of any class or classes of stock or series thereof are entitled, by the certificate of incorporation, to elect one or more directors, vacancies and newly created directorships of such class or classes or series may be filled by, and only by, a majority of the directors elected by such class or classes or series then in office, although less than a quorum, or by the sole remaining director so elected. Any director elected or appointed to fill a vacancy or a newly created directorship shall hold office until his or her successor is duly elected and shall qualify, or until his or her earlier resignation or removal.

3.3 The business of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these bylaws directed or required to be exercised or done by the stockholders.

INDEPENDENCE REQUIREMENTS

3.4 At least a majority of the members of the Board of Directors shall satisfy the independence requirements for directors of the Corporation, as modified and amended by the Board of Directors from time to time. The Chief Executive Officer of the Corporation may be a member of the Board of Directors. The Chief Executive Officer and any other directors who do not satisfy the independence requirements shall be recused from acts of the Board of Directors, whether it is acting as the Board of Directors or as a committee of the Board of Directors, with respect to acts of any committee of the Board of Directors that is required to be comprised solely of directors that satisfy the independence requirements of the Corporation, as modified and amended by the Board of Directors from time to time.

MEETINGS OF THE BOARD OF DIRECTORS

3.5 The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware.

3.6

(a) Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board of Directors and publicized among all directors, and if so determined and publicized, notice thereof need not be given.

(b) Special meetings of the Board of Directors may be called by the Chair of the Board, if any, by the lead independent director, if any, by the Chief Executive Officer or by any two directors on notice to each director given either personally or by mail, e-mail or facsimile at least twenty-four hours prior to such meeting, or by mail at least three (3) calendar days prior to such meeting, which notice, with respect to each director, may be waived in writing by such director.

3.7 At each meeting of the Board of Directors, one-half of the total number of directors fixed by resolution of the Board of Directors in accordance with Section 3.1 (including any vacancies) shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board unless the certificate of incorporation or these bylaws shall require a vote of a greater number. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

3.8 Meetings of the Board of Directors shall be presided over by the Chair of the Board, if any, or in the absence of the Chair of the Board by the lead independent director, if any, or in the absence of the lead independent director by the Chief Executive Officer, or in their absence by a Chair chosen at the meeting. The Secretary, or in the absence of the Secretary an Assistant Secretary, shall act as Secretary of the meeting, but in the absence of the Secretary and any Assistant Secretary the Chair of the meeting may appoint any person to act as Secretary of the meeting.

3.9 Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all of the members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or transmission or transmissions are filed with the minutes of the Corporation. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Members of the Board of Directors, or of any committee designated by the Board, may participate in a meeting of the Board or of such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

COMMITTEES OF DIRECTORS

3.11 The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that require it; but no such committee shall have such power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; or (ii) adopting, amending or repealing any provision of these bylaws.

3.12 Unless the Board of Directors otherwise provides, each committee designated by the Board may adopt, amend and repeal rules for the conduct of its business. In the absence of a provision by the Board or a provision in the rules of such committee to the contrary, a majority of the entire authorized number of members of such committee shall constitute a quorum for the transaction of business, the vote of a majority of the members present at a meeting at the time of such vote if a quorum is then present shall be the act of such committee, and in other respects each committee shall conduct its business in the same manner as the Board conducts its business pursuant to this Article III of these bylaws.

COMPENSATION OF DIRECTORS

3.13 Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors or any committee thereof shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director (which amounts may be paid in cash or such other form as the Board or any committee may authorize). No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Stockholders of special or standing committees may be allowed like compensation for attending committee meetings.

CONSIDERATIONS OF THE BOARD OF DIRECTORS

3.14

(a) In discharging his or her responsibilities as a member of the Board, each director also must, to the fullest extent permitted by applicable law, take into consideration the effect that the Corporation’s actions would have on the ability of:

(1) the Exchanges to carry out their responsibilities under the Exchange Act; and

(2) the Exchanges, any entity controlled by the Corporation that is not itself an Exchange but that directly or indirectly controls an Exchange (each such controlling entity, an “Intermediate Holding Company”) and the Corporation

(a) to engage in conduct that fosters and does not interfere with the ability of the Exchanges, Intermediate Holding Companies and the Corporation to prevent fraudulent and manipulative acts and practices in the securities markets; (b) to promote just and equitable principles of trade in the securities markets; (c) to foster cooperation and coordination with persons engaged in regulating, clearing, settling, processing information with respect to, and facilitating transactions in securities; (d) to remove impediments to and perfect the mechanisms of a free and open market in securities and a U.S. national securities market system; and (e) in general, to protect investors and the public interest.

(b) In discharging his or her responsibilities as a member of the Board or as an officer or employee of the Corporation, each such director, officer or employee shall (1) comply with the U.S. federal securities laws and the rules and regulations thereunder, (2) cooperate with the SEC and (3) cooperate with each Exchange pursuant to and, to the extent of, its regulatory authority.

(c) Nothing in this Section 3.14 shall create any duty owed by any director, officer or employee of the Corporation to any Person to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration to the foregoing matters, or by implication be read to apply more broadly than as defined in this Section 3.14. No past or present stockholder, employee, beneficiary, agent, customer, creditor, community or regulatory authority or member thereof or other person or entity shall have any rights against any director, officer, employee or agent of the Corporation or the Corporation under this Section 3.14.

3.15 “Exchange” shall mean a national securities exchange registered under Section 6 of the Exchange Act that is directly or indirectly controlled by the Corporation.

ARTICLE IV - NOTICES

4.1 Whenever any notice is required by law, the certificate of incorporation or these bylaws to be given, a waiver thereof in writing, signed by the person or persons entitled to said notice, or a waiver thereof by electronic transmission by such person, whether given before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at the stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

ARTICLE V - OFFICERS

5.1 The Board of Directors may elect from among its members a Chair of the Board. The Board of Directors may also choose officers of the Corporation, which may include a Chief Executive Officer, a President, a Chief Financial Officer, a Chief Strategic Officer, a Chief Technology Officer, a General Counsel, a Secretary and one or more Senior Vice Presidents and may also choose one or more Vice Presidents, Assistant Secretaries, Treasurers and Assistant Treasurers and such other officers as the Board may deem desirable or appropriate and may give any of them such further designations or alternate titles as it considers desirable. In addition, the Board at any time and from time to time may authorize any officer of the Corporation to appoint one or more officers of the kind described in the immediately preceding sentence (other than any Senior Officers). Any number of offices may be held by the same person and directors may hold any office, unless the certificate of incorporation or these bylaws otherwise provide. For purposes of these bylaws, “Senior Officers” shall mean the Corporation’s Chief Executive Officer, the President, the Chief Financial Officer, the Chief Strategic Officer, the Chief Technology Officer, the General Counsel, the Secretary, any Senior Vice Presidents, and any other officer designated a “Senior Officer” by the Board or the Compensation Committee of the Board from time to time in its sole discretion. For the avoidance of doubt, any employee deemed an officer of the Corporation under Section 16 of the Exchange Act shall be deemed a Senior Officer for purposes of these bylaws.

5.2 The Board of Directors shall choose a Chief Executive Officer and a Secretary. The Secretary shall have the duty to record the proceedings of the meetings of the stockholders, the Board of Directors and any committees in a book to be kept for that purpose.

5.3 The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be stated in these bylaws or as shall be determined from time to time by resolution of the Board of Directors and which are not inconsistent with these bylaws and, to the extent not so stated, as generally pertain to their respective offices, subject to the control of the Board.

5.4 Unless otherwise provided in the resolution of the Board of Directors electing or authorizing the appointment of any officer, each officer of the Corporation shall hold office until his or her successor is chosen and qualifies or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Board or to the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed with or without cause at any time by the affirmative vote of a majority of the Board of Directors. Any officer authorized by the Board to appoint a person to hold an office of the Corporation may also remove such person from such office with or without cause at any time, unless otherwise provided in the resolution of the Board providing such authorization. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation, but the election of an officer shall not of itself create contractual rights. Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

ARTICLE VI - CERTIFICATE OF STOCK

6.1 The shares of stock in the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board, to the extent, if any, required by applicable law, every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by the Chief Executive Officer or a Vice President and the Chief Financial Officer or an Assistant Treasurer, the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares of stock registered in certificate form owned by him or her in the Corporation.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualification, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates or a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

6.2 Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

6.3 The Board of Directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed or such person’s legal representative. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

TRANSFER OF STOCK

6.4 Subject to any applicable restrictions on transfer, upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate or uncertificated shares to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

REGISTERED STOCKHOLDERS

6.5 The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VII - JURISDICTION

The Corporation, its directors and officers, and those of its employees whose principal place of business and residence is outside of the United States shall be deemed to irrevocably submit to the jurisdiction of the U.S. federal courts and the SEC for the purposes of any suit, action or proceeding pursuant to the U.S. federal securities laws and the rules and regulations thereunder, commenced or initiated by the SEC arising out of, or relating to, the activities of any Exchange

(and shall be deemed to agree that the Corporation may serve as the U.S. agent for purposes of service of process in such suit, action or proceeding), and the Corporation and each such director, officer or employee, in the case of any such director, officer or employee by virtue of his acceptance of any such position, shall be deemed to waive, and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claims that it or they are not personally subject to the jurisdiction of the SEC, that such suit, action or proceeding is an inconvenient forum or that the venue of such suit, action or proceeding is improper, or that the subject matter thereof may not be enforced in or by such courts or agency.

ARTICLE VIII - CONFIDENTIAL INFORMATION

8.1 To the fullest extent permitted by applicable law, all confidential information that shall come into the possession of the Corporation pertaining to the self-regulatory function of any Exchange, in each case to the extent that such entities continue to be controlled, directly or indirectly, by the Corporation (including but not limited to disciplinary matters, trading data, trading practices and audit information) contained in the books and records of any Exchange (the “Exchange Confidential Information”) shall (x) not be made available to any Persons (other than as provided in Sections 8.2 and 8.3 of these bylaws) other than to those officers, directors, employees and agents of the Corporation that have a reasonable need to know the contents thereof; (y) be retained in confidence by the Corporation and the officers, directors, employees and agents of the Corporation; and (z) not be used for any commercial purposes.

8.2 Notwithstanding Section 8.1 of these bylaws, nothing in these bylaws shall be interpreted so as to limit or impede:

(a) the rights of the SEC or any Exchange to have access to and examine such Exchange’s Exchange Confidential Information pursuant to the U.S. federal securities laws and the rules and regulations thereunder; or

(b) the ability of any officers, directors, employees or agents of the Corporation to disclose Exchange Confidential Information to the SEC or an Exchange.

8.3 The Corporation’s books and records shall be subject at all times to inspection and copying by:

(a) the SEC; and

(b) any Exchange; provided that such books and records are related to the operation or administration of such Exchange.

8.4 The Corporation’s books and records related to an Exchange shall be maintained within the United States. For so long as the Corporation directly or indirectly controls any Exchange, the books, records, premises, officers, directors and employees of the Corporation shall be deemed to be the books, records, premises, officers, directors and employees of such Exchange for purposes of and subject to oversight pursuant to the Exchange Act.

ARTICLE IX - COMPLIANCE WITH SECURITIES LAWS

9.1 The Corporation shall comply with the U.S. federal securities laws and the rules and regulations thereunder and shall cooperate with the SEC and the Exchanges pursuant to and to the extent of their respective regulatory authority, and shall take reasonable steps necessary to cause its agents to cooperate, with the SEC and, where applicable, an Exchange pursuant to and to the extent of their regulatory authority.

9.2 The Corporation shall take reasonable steps necessary to cause its officers, directors and employees, prior to accepting a position as an officer, director or employee, as applicable, of the Corporation to consent in writing to the applicability to them of Articles VII and VIII and Sections 3.14 and 9.3 of these bylaws, as applicable, with respect to their activities related to any Exchange.

9.3 The Corporation, its directors, officers and employees shall give due regard to the preservation of the independence of the self-regulatory function of each Exchange (to the extent of each Exchange’s self-regulatory function) and to its obligations to investors and the general public, and shall not take any actions that would interfere with the effectuation of any decisions by the board of directors or managers of an Exchange relating to their regulatory responsibilities (including enforcement and disciplinary matters) or that would interfere with the ability of the Exchange to carry out its responsibilities under the Exchange Act.

9.4 No stockholder, employee, former employee, beneficiary, customer, creditor, community, regulatory authority or member thereof shall have any rights against the Corporation or any director, officer or employee of the Corporation under this Article IX.

ARTICLE X - GENERAL PROVISIONS

DIVIDENDS

10.1 Dividends upon the capital stock of the Corporation, subject to the provisions of the certificate of incorporation, if any, and applicable law may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property or in shares of capital stock, subject to the provisions of the certificate of incorporation.

10.2 Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

FISCAL YEAR

10.3 The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

SEAL

10.4 The Board of Directors may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

TIME PERIODS

10.5 In applying any provision of these bylaws that requires that an act be done or not be done a specified number of days prior to any event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

INDEMNIFICATION

10.6 The Corporation shall, to the fullest extent permitted by law, as those laws may be amended and supplemented from time to time, indemnify any director or Senior Officer made, or threatened to be made, a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director or Senior Officer of the Corporation or a predecessor corporation or, at the Corporation’s request, a director, officer, partner, member, employee or agent of another corporation or other entity; provided, however, that the Corporation shall indemnify any director or Senior Officer in connection with a proceeding initiated by such person only if such proceeding was authorized in advance by the Board of Directors of the Corporation. The indemnification provided for in this Section 10.6 shall: (i) not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office; (ii) continue as to a person who has ceased to be a director or Senior Officer; and (iii) inure to the benefit of the heirs, executors and administrators of an indemnified person.

Expenses incurred by any such person in defending a civil or criminal action, suit or proceeding by reason of the fact that he is or was a director or Senior Officer of the Corporation (or was serving at the Corporation’s request as a director, officer, partner, member, employee or agent of another corporation or other entity) shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or Senior Officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized by law. Notwithstanding the foregoing, the Corporation shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by the Corporation and approved by a majority of the Board of Directors of the Corporation that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to the Corporation or any other willful and deliberate breach in bad faith of such person’s duty to the Corporation or its stockholders.

The foregoing provisions of this Section 10.6 shall be deemed to be a contract between the Corporation and each director or Senior Officer who serves in such capacity at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The rights provided to any person by this bylaw shall be enforceable against the Corporation by such person, who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer or in such other capacity as provided above.

The Board of Directors in its discretion shall have power on behalf of the Corporation to indemnify any person, other than a director or Senior Officer, made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or his or her testator or intestate, is or was an officer, employee or agent of the Corporation or, at the Corporation’s request, is or was serving as a director, officer, partner, member, employee or agent of another corporation or other entity.

To assure indemnification under this Section 10.6 of all directors, officers, employees and agents who are determined by the Corporation or otherwise to be or to have been “fiduciaries” of any employee benefit plan of the Corporation that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of this Section 10.6, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of the Corporation that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; the Corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the Corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

FORM OF RECORDS

10.7 Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or be in the form of, electronic data storage, media punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect the same.

INTERPRETATION

10.8 Any reference in these bylaws to the Delaware General Corporation Law shall be to the Delaware General Corporation Law as it now exists or as it may hereafter be amended.

ARTICLE XI - AMENDMENTS TO THE BYLAWS

11.1 The Board of Directors may adopt additional bylaws, and may amend or repeal any bylaws, whether or not adopted by them, at any time.

11.2 Stockholders of the Corporation may adopt additional bylaws and may amend or repeal any bylaws; provided that notice of the proposed change was given in the notice of the stockholders meeting at which such action is to be taken, subject to any vote of the holders of any class or series of stock of the Corporation required by law or the Certificate of Incorporation.

11.3 Notwithstanding Sections 11.1 and 11.2, for so long as the Corporation shall control, directly or indirectly, any Exchange, before any amendment or repeal of any provision of these bylaws shall be effective, such amendment or repeal shall either be (i) filed with or filed with and approved by the SEC under Section 19 of the Exchange Act and the rules promulgated thereunder or (ii) submitted to the boards of directors of each Exchange, in each case only to the extent that such entity continues to be controlled directly or indirectly by the Corporation, and if any or all of such boards of directors shall determine that such amendment or repeal must be filed with or filed with and approved by the SEC under Section 19 of the Exchange Act and the rules promulgated thereunder before such amendment or repeal may be effectuated, then such amendment or repeal shall not be effectuated until filed with or filed with and approved by the SEC, as the case may be.

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